Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
WOR - Q2 2017 Worthington Industries Inc Earnings Call
EVENT DATE/TIME: DECEMBER 20, 2016 / 07:30PM GMT

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DECEMBER 20, 2016 / 07:30PM GMT, WOR - Q2 2017 Worthington Industries Inc Earnings Call

CORPORATE PARTICIPANTS
 Cathy Lyttle Worthington Industries, Inc. - VP Communications & IR
 John McConnell Worthington Industries, Inc. - Chairman, CEO
 Andy Rose Worthington Industries, Inc. - EVP, CFO
 Mark Russell Worthington Industries, Inc. - President, COO

CONFERENCE CALL PARTICIPANTS
 Phil Gibbs KeyBanc Capital Markets - Analyst
 John Tumazos John Tumazos Very Independent Research, LLC - Analyst
 Aldo Mazzaferro Macquarie Research - Analyst

 PRESENTATION

Operator

 Good afternoon, ladies and gentlemen, and welcome to the Worthington Industries second quarter fiscal 2017 earnings conference call. (Operator Instructions). This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time.

I would like to introduce Ms. Cathy Lyttle, Vice President of Corporate Communications and Investor Relations. Ms. Lyttle, you may begin.

 Cathy Lyttle - Worthington Industries, Inc. - VP Communications & IR

 Thanks, Shawn. Good afternoon. Thanks for joining us on our second-quarter earnings call.

A reminder that certain statements made on this call are forward looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties and could cause actual results to differ from those suggested.

Our earnings release was issued yesterday evening. Please review it for more detail on those factors that could cause actual results to differ materially. This call is being recorded and will be made available later on our website.

On the call today are Chairman and CEO John McConnell; President and COO Mark Russell; Executive Vice President and CFO Andy Rose. John will begin with a few comments.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Thank you, Cathy. Welcome to all of you.

Again this quarter, we delivered on our stated goal of improving our results on a year-over-year basis. That's what we said our objective would be and that is what we are doing. I want to thank all of our employees for their wonderful performance this quarter, producing record results. That's on top of record results in the first quarter as well.

So why don't we dig into the numbers and understand the results and the numbers more thoroughly this quarter? We will start with Mark -- Andy.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Thank you, John, and good afternoon, everyone.

DECEMBER 20, 2016 / 07:30PM GMT, WOR - Q2 2017 Worthington Industries Inc Earnings Call
The Company delivered another record quarter, with earnings per share of $0.75, excluding restructuring, up $0.15 or 25% from the prior year. We saw a strong performance from steel processing, modest improvement at Cylinders and Engineered Cabs, and another steady contribution from the joint ventures.

We achieved these record results in spite of continued market weakness in oil and gas and agriculture.

Several unique items in the quarter were as follows. Inventory holding gains were nominal at $500,000 or $0.01 per share, as compared to a loss of $1.8 million or $0.02 per share in the prior-year quarter. Restructuring charges of $3.3 million were primarily related to legacy real estate sales and severances in Cabs and Cylinders.

Our current effective annual tax rate is 28.5% this quarter, down from our previous estimate of 31.2%. The decrease is driven by excess tax benefits from stock compensation expense attributable to our rising share price. Excluding these discrete items, the rate would have been around 33%.

Cylinders' operating income, excluding restructuring, was up $600,000 or 5% to $13.3 million. Strength in consumer products and alternative fuels is being offset by a weak oil and gas equipment market, where revenue is down 55%. Operating margins for the quarter were once again below normal, due to the impact of losses in oil and gas. Volume in this market has been anemic in calendar 2016, but there are signs that order activity is beginning to pick up with the price of oil stabilizing in the $50s.

Steel Processing operating income was up $6.9 million, excluding restructuring, from the prior-year quarter to $35.8 million. Recent increases in flat steel pricing led to a modest inventory holding gain during the quarter. The business benefited from strong toll volumes and expanded margins in the coated business, but was negatively affected by higher manufacturing expenses due to production startup issues in our laser welding business and higher health care expense.

Revenue in Engineered Cabs was down 22% to $22 million. Excluding restructuring, operating losses were $2.4 million, a $1.1 million improvement over the same quarter a year ago. Reductions in operating costs and a 24% or $1.1 million reduction in SG&A drove the improvement.

Equity income from our joint ventures during the quarter was down $2.1 million overall. ClarkDietrich earned $4.3 million for us during the quarter and is performing well, but income declined $2.1 million from last year, when we had $4 million of one-time gains from legal settlements. Serviacero saw solid improvement from higher steel pricing. Strong automotive and construction markets in the US continue to benefit these businesses, and most are on pace to exceed prior-year results. We received dividends from JVs of $24.3 million during the quarter, for a 90% cash conversion on equity income.

Cash from operations was $31 million during the quarter, but was held down by a seasonal reduction in payables. We spent $15 million on capital projects, distributed $13 million in dividends, and didn't repurchase any stock during the quarter.

The Board declared a $0.20 per share dividend for the second quarter, payable in March 2017, today. Debt was down $2 million from the prior quarter to $577 million and down $49 million year over year. Interest expense was essentially flat at $8 million. We have consolidated cash of $175 million and almost $600 million available under our revolving credit facilities.

Our net debt to EBITDA leverage ratio is now under 1.1 times. Overall, we are quite pleased with the second quarter, despite a few very difficult end markets. Trailing 12-month EBITDA is now $393 million. Debt is modest, and we have significant available capital in the form of revolving credit facilities and cash. We raised our dividend 5% in June, and as of yesterday, our share price had appreciated 85% during calendar 2016, further rewarding our shareholders.

The foundation of our strategy is to improve our business every day with Transformation 2.0 and accelerate our growth into new products and new markets through acquisitions and innovation. Results in 2016 seem to indicate that this strategy continues to serve our Company and our shareholders well. We continue to believe that this balanced approach to investing in our business, acquiring new businesses, and returning capital to shareholders in the most efficient manner is working.

Mark will now discuss operations.

 Mark Russell - Worthington Industries, Inc. - President, COO

 Thanks, Andy.

Direct customer shipments in our steel business declined by 4%, while tolling volume was up 11%, compared to the same quarter last year. Combining direct and total volume was up an overall 2%, and the mix of direct versus toll shipment was 59% to 41%, compared to 62%/38% last year, as total shipments were stronger at our Spartan and Delta coating facilities.

DECEMBER 20, 2016 / 07:30PM GMT, WOR - Q2 2017 Worthington Industries Inc Earnings Call
Comparable Metals Service Center Institute data shows a very slight 0.4% decline in direct industry shipments. For accurate comparison, all these numbers exclude our WSP joint venture with U.S. Steel, which was unconsolidated in last year's quarter.

Our strongest market segment for the quarter was construction, which was up 21% compared to last year. Detroit Three automotive shipments were down 3%, agriculture was down 16%, and heavy truck was down 32%.

In our steel company joint ventures, Tailor Welded Blanks commissioned two production lines in Mexico during the quarter, a new laser ablation line in Puebla dedicated to lightweight aluminized materials, and a new slitting line at our facility in Silao.

Also, our Serviacero joint venture commissioned a new heavy-gauge slitter at our Monterrey, Mexico, facility. Serviacero's total direct shipment volume was up 3% and toll shipments were up 7% compared to last year.

In our pressure cylinders business, oil and gas equipment revenue was down 55% compared to last year, and we are continuing to drive our cost structure in this business toward EBITDA neutral, while maintaining our capacity to respond to an eventual market upturn.

In our industrial products group, which now includes our cryogenics business, revenue was down 8%, excluding the impact of our recent Taylor Wharton acquisition. We continue to make progress on the delayed completion of our cryogenics greenfield facility in Bandirma, Turkey, which should be market ready early next calendar year.

In consumer products, revenue was up 12% on higher shipments of helium cylinders, torches, and kits, and the higher helium sales volume continues to be driven by successful in-store promotions. Alternative fuels revenue was up on increased demand for CNG fuel cylinders in Europe and hydrogen cylinders in Asia.

And in Engineered Cabs, the overall off-highway equipment market remains weak, although dealer inventories are now at very low levels, and over the past two years we have successfully reduced our cost structure in this business to match market volumes, while the same time we've positioned ourselves for an eventual market upturn.

In our WAVE joint venture, overall volume decreased slightly, as weaker European shipments offset stronger Americas and Asia shipments. The European volume was impacted by customers buying ahead of the price increase we implemented last quarter there.

Overall, we're pleased with our record second-quarter results. The 2.0 version of our Transformation continues to drive significant improvements across our supply chains, operations, and commercial teams, as well as in our support and headquarters functions. John, back to you.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Thank you, Mark and Andy. Happy to give you the opportunity to ask any questions you would like to further clarify this quarter's strong performance.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Phil Gibbs, KeyBanc Capital.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 I have a question on the tolling volumes in the quarter being up a little bit, while the direct business was down. I would've anticipated with seasonality that we might have seen a little bit of a pullback. So, what was the pick-up sequentially in toll volumes related to? I guess this is question one, and then one B would be, how much of the Delta facility volumes are tolling versus direct?

DECEMBER 20, 2016 / 07:30PM GMT, WOR - Q2 2017 Worthington Industries Inc Earnings Call

Mark Russell - Worthington Industries, Inc. - President, COO

 Phil, this is Mark. Your first question is what drove the increase, and that was the tolling facilities. And as you know, we have record galvanizing spreads right now, so the market is good for those guys. And as you know, Spartan is 100% toll. So all of the increase in Spartan was toll and that was the biggest driver between the two facilities.

Delta is very minority toll, Spartan is all toll, and the actual percentage split, we will have to get you back to you on, at Delta.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. I appreciate that, and then looking forward into the third quarter, I know that there are timing issues associated with inventory and pricing swings, but at this point in time, should we be anticipating an inventory holding gain in the third quarter or a modest headwind? Just not sure right now, given how in flux everything is.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Yes, I guess what I tried to infer from my comments there, Phil, was we were set up for losses in the third quarter, and a rapid turn in prices in the last month has mitigated a good portion of that. I think it's hard to say right now, because there is still two, 2-1/2 months left to go in the quarter, but right now we are probably looking at a modest loss.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay, and then the tax rate comments that you made on the 28.5%, does that 28.5% -- is that effectively a GAAP number or is that pulling out some of the items? Just trying to think about that.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 It's a GAAP number.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay, so that's inclusive of the discrete items we saw in the first half of the year?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Yes.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay, and then lastly, I have a quick one here and then I will jump back in the queue. On the oil and gas equipment business, can you give us a sense of when that business would start to turn? Because I know it's really not a consumable, it's more a heavy equipment type business or capital intensive. So, a lot of what you saw might have, call it, an extended life to it. So maybe just remind everybody about some of the positioning there, just given the fact that I think some might have thought that business could have stabilized a bit this quarter. Thanks.

 Mark Russell - Worthington Industries, Inc. - President, COO

 Yes, Phil, on the oil and gas equipment demand, that hits us following well completion and they are long-lived assets. They typically are there for the economic life of the well. So if the rig count goes up, they actually have to drill the well, and then they have to actually complete it and hook it up for us to have an order. So it's a little bit delayed.

DECEMBER 20, 2016 / 07:30PM GMT, WOR - Q2 2017 Worthington Industries Inc Earnings Call

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 One other note, though, when you were talking about inventory holding losses and gains, just to call out to our supply chain managers for keeping inventory at 55-day levels, which is much, much better performance if you look back historically. So, whichever way that goes, the impacts are minimal compared to what they were historically.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Thanks, John.

Operator

 John Tumazos, John Tumazos Very Independent Research.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Thank you. Just trying to understand the current quarter reported. NYMEX hotrolled sheet prices bottomed around the middle of October. Would you characterize the November quarter as net suffering from the decline in steel prices in the early part of the quarter where, given time lags, it was -- there wasn't enough time to benefit from the upturn in November?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 We actually have a lot of internal debate on that, John, in terms of when prices are declining, how much are customers delaying purchases in anticipation of waiting for that bottom. So, it is unclear. We will probably have more visibility in January in terms of how much customers really delayed.

December has always been an odd month, just because of automotive shutdowns, but we clearly did see some recovery in price because as prices ticked up in late October and November, that helped with some of the FIFO, so we ended up with a modest FIFO gain for the quarter of around $0.5 million.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 In terms of the Cabs, do you think you have cut costs about as much as you can cut them and you are basically treading water waiting for revenues to go up a little bit?

 Mark Russell - Worthington Industries, Inc. - President, COO

 John, we've certainly cut our fixed cost as much as we can. We went from -- that was a four-plant footprint when we acquired it years ago. It is now two. But the efficiency is so much higher that we think we can produce in those two plants pretty close to what we used to produce in four.

So we think there are still further efficiency gains to be made and we're after those. We think there are still some out there, but the fixed cost is where it is going to be because we don't want to reduce our capacity any further because we wouldn't be able to respond to an upturn in that case.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Is there a different product you could machine in those factories, other than a custom cab, that might help give you a little more business to absorb the fixed costs to get you over the top?

 Mark Russell - Worthington Industries, Inc. - President, COO

 John, that's certainly something we have considered and continue to actively consider, but they are dedicated facilities for cabs. There is more specialized equipment in there than you would think. These are rollover and falling object protective structures that have to be extensively tested and certified. They are life safety structures, so it is a little bit more complicated than that, and everything else we look at isn't near the value add of what a cab is. So, if you have got any other good ideas, we are open.

DECEMBER 20, 2016 / 07:30PM GMT, WOR - Q2 2017 Worthington Industries Inc Earnings Call

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 In terms of efforts to bring manufacturing back into the US or different stimulus programs, such as in the transportation infrastructure, which of your JVs or products do you think are best suited to benefit from possible changes in trade flows or federal spending?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 It is a little bit of a difficult question to answer. I guess the way I think about it is we're principally a domestic manufacturing organization. We do have some footprint in Europe and some in Asia, but for the most part if manufacturing comes back to the US, all of our businesses should benefit to some degree. Measuring that is a very difficult exercise.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Looking ahead beyond 2017, into 2018 and 2019, do you envision any large capital programs or are you still working, for example, in Cabs and Cylinders to utilize the capacity you have?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 There is no major, I will call it, new plants on the horizon. In fact, over the last several years, with the exception of a couple of our joint ventures and in Turkey, we've found it is cheaper to oftentimes buy capacity than it is to build capacity.

So, the last couple of years, we have run around $100 million worth of CapEx. I think this year we have called out $80 million to $85 million as an expected number. And I don't think -- I don't see anything on the horizon that would call that number going higher than where we are right now.

 John Tumazos - John Tumazos Very Independent Research, LLC - Analyst

 Thank you very much.

 Mark Russell - Worthington Industries, Inc. - President, COO

 Let me just interject here. In answer to the question that was posed by Phil Gibbs earlier about the tolling split at our Delta facility, our Delta galvanizing facility in Ohio, the split of direct to toll is 79%/21%. That is 79% direct, 21% toll in the quarter we just completed. The same quarter last year was 84%/16% split. Go ahead.

Operator

 (Operator Instructions). Phil Gibbs.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Any thoughts you could give us on the automotive momentum as we -- you head into next year? I know that there has been some shutdowns announced, some downtime, but yet auto sales have been pretty good most of the fall here. I am just trying to gauge what you see from your end.

DECEMBER 20, 2016 / 07:30PM GMT, WOR - Q2 2017 Worthington Industries Inc Earnings Call

 Mark Russell - Worthington Industries, Inc. - President, COO

 Phil, we do see just a little bit of what we would term getting inventories right-sized among our direct-ship-to customers. Ultimately, the demand is determined by the sale of vehicles at retail, and there is a little bit of excess inventory in parts of the supply chain that we can see and people are starting to correct for that, adjusting their orders accordingly. We were off 3% compared to last year, for example, in just overall Detroit Three automotive shipments.

So there is a little bit of signs of it slowing down just a touch, and, of course, everybody saw the announcement this morning that GM was going to extend the holiday shutdown for five of their larger facilities by one to three weeks, so that will further affect immediate demand in the supply chain, although ultimately they got to sell the vehicles for the thing to pull.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay. And then, just a question on the disclosure. It looks like you had pulled out some of the cryo business in terms of the volume and revenues. Is that more of a shift in your go-to-market strategy and wanting to put that in the industrial business moving forward?

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Yes, the cryo -- from a management standpoint, the cryogenics business was rolled under industrial gas, which makes sense because there is overlap with a lot of the customers, the big gas companies, and so this just made sense for the long run. And frankly, the volumes in cryo were not meaningful, so we feel like it is just a better reporting structure.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Okay, and then last question here, on capital allocation. You have clearly got the dividend. You have got the CapEx in place, and within the CapEx you're spending, can you give us some thoughts on what the major organic initiatives are, and then also any thoughts on where you would be looking in terms of M&A? Thanks.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 Yes, so capital equipment, actually a good portion of it is some of our consolidated joint ventures. TWB, as an example, has added a couple new facilities.

It is really spread out, to be honest. There is no one major initiative that is $30 million or $40 million within the $85 million. It is across Cylinders and Steel, principally. I don't know, Mark, if you have any other color there.

 Mark Russell - Worthington Industries, Inc. - President, COO

 The heavy spending, Phil, was for our new TWB facilities in the last year or so, and the bond on the facility, in the consolidated results. In the unconsolidated, we also have the greenfield in China that is just ramping up right now, which we are a minority investor in. And then in Serviacero, we have continued to expand that facility in Monterrey. We just -- with the latest edition being a heavy-gauge blanker -- a heavy gauge slitter, sorry, heavy-gauge slitter in Monterrey.

 Andy Rose - Worthington Industries, Inc. - EVP, CFO

 And then as it relates to M&A, I would say our focus really has not changed. In Steel, it is very much focused on the high value-added niches within steel processing, so think strip, think galvanizing, think pickling.

In Cylinders, it is consolidating within our existing markets is probably the primary focus, and then secondarily looking at new products that are closely related manufacturing lines. And then, thirdly, we continue to look at businesses that are -- consume steel in our manufactured products in markets that we like, but those are probably a secondary focus right now.

 Phil Gibbs - KeyBanc Capital Markets - Analyst

 Thanks very much.

DECEMBER 20, 2016 / 07:30PM GMT, WOR - Q2 2017 Worthington Industries Inc Earnings Call

Operator

 Aldo Mazzaferro, Macquarie.

 Aldo Mazzaferro - Macquarie Research - Analyst

 A quick question on the automobile business. As you go forward into 2017, when you set up delivery contracts with the direct sales, you probably -- I am wondering whether you lock in a full year of price or do you adjust quarterly? And do you hedge most of that right out with the purchase of steel so that we don't have to worry too much about spreads in the automotive business? Can you help us out a little bit on the way you see that business in 2017?

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Mark or Andy may want to provide some color; I just would warn that we're not going to get too specific on how we do pricing with various automotive contracts. And they typically don't follow the calendar year, but go ahead.

 Mark Russell - Worthington Industries, Inc. - President, COO

 But other than that, Aldo, I think you are correct. Those are typically annual -- or one-year contracts, and I will just say that we don't take price risk.

 Aldo Mazzaferro - Macquarie Research - Analyst

 Great. I know, you guys operate a great hedging program. I know.

And, Mark, one other question. I was just wondering of the steel that you actually convert from hotrolled to coldrolled in some of your facilities, I'm wondering how much of that -- first of all, how much volume is that? And how much of it is in your tolling versus your direct business? Of the stuff that you purchase as hotrolled and convert and sell as coldrolled?

 Mark Russell - Worthington Industries, Inc. - President, COO

 You are talking just about what we cold reduce?

 Aldo Mazzaferro - Macquarie Research - Analyst

 Yes.

 Mark Russell - Worthington Industries, Inc. - President, COO

 Hang on -- well, actually, we will check on that and come back to you. It's a minimal amount of toll; it's almost all direct.

 Aldo Mazzaferro - Macquarie Research - Analyst

 It is almost all direct?

 Mark Russell - Worthington Industries, Inc. - President, COO

 Yes.

DECEMBER 20, 2016 / 07:30PM GMT, WOR - Q2 2017 Worthington Industries Inc Earnings Call

 Aldo Mazzaferro - Macquarie Research - Analyst

 Thank you.

Operator

 To the presenters, we have no further questions in queue.

 John McConnell - Worthington Industries, Inc. - Chairman, CEO

 Okay, again, thank you all for joining us and we hope you enjoy the upcoming holiday in front of us. So, thank you.

Operator

 Ladies and gentlemen, this conference is available for replay. It starts today at 4:30 PM Eastern. It will last until December 27 at midnight. You may access the replay at any time by dialing 800-475-6701 or 320-365-3844. The access code is 407102. Those numbers again, 800-475-6701 or 320-365-3844. The access code, 407102.

That does conclude your conference for today. Thank you for your participation. You may now disconnect.

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